Exhibit 99.2

EXECUTIVE SEVERANCE AGREEMENT
AMENDMENT

U.S. Concrete, Inc. (the “Company”) and Michael W. Harlan (“Executive”) previously entered into an Executive Severance Agreement, amended and restated effective as of October 1, 2010 (the “Agreement”). Effective the 30th day of March, 2011, the Company and Executive hereby amend the Agreement as follows:

1.	Article 1 of the Agreement is hereby amended by adding the following Section 1.8 to the end thereof:

“1.8           Termination on or before October 15, 2011. In addition to any other benefits to which Executive may be entitled under this Article 1, if Executive’s employment with the Company is terminated by either the Executive or the Company for any reason other than death or Cause on or before October 15, 2011, then Executive shall receive all of the severance benefits and equity treatment to which he would be entitled in the event of an Involuntary Termination under Section 1.1.b or, if a Change in Control has occurred prior to the termination, under Section 1.3, and his employment shall in all events terminate no later than October 15, 2011, and Executive shall be entitled to receive the foregoing termination benefits; provided, however, that:

a.           Executive will provide at least thirty (30) days advance written notice to the Company of any Voluntary Termination prior to October 15, 2011;

b.           In the event of a termination to which the provisions of Section 1.3 would be applicable that occurs before October 15, 2011, the provisions of Section 1.3 will instead apply; and

c.           Executive agrees to continue to provide consulting services to the Company for a period of up to one year after his termination in an amount no greater than 20% of the average level of services Executive provided to the Company in the 36 month period prior to his termination and at a monthly rate to be mutually agreed upon by the parties.

2.	The parties ratify the Agreement, as amended hereby, which Agreement shall otherwise remain in full force and effect, as Amended hereby.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has hereunto subscribed his name, all as effective as provided above.

U.S. CONCRETE, INC.

By: /s/ Curt M. Lindeman

Name: Curt M. Lindeman

Title: Vice President

s/ Michael W. Harlan
Michael W. Harlan